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                                                                    EXHIBIT 23.2


                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors
Foveon, Inc.:


We consent to incorporation herein by reference in this Registration Statement on Form S-8 relating to the Corrected Amended and Restated 2001 Employee Stock Purchase Plan of Synaptics Incorporated of our report dated August 31, 2000 on the statements of operations, convertible preferred stock and shareholders' deficit, and cash flows of Foveon, Inc. (a development stage enterprise) for the year ended July 1, 2000, which report appears in the Synaptics Incorporated Form 10-K as filed with the Securities and Exchange Commission on September 12, 2002.



                                       /s/ KPMG LLP


Mountain View, California
September 12, 2002